EXHIBIT 8.2

[ANDREWS KURTH LLP LETTERHEAD]

Supplemental Tax Opinion

May 26, 2006

First Horizon Asset Securities Inc.
4000 Horizon Way
Irving, Texas 75063

Re:	First Horizon Asset Securities Inc. Mortgage Pass-Through Certificates, Series 2006-RE2
Ladies and Gentlemen:

We have acted as special counsel to First Horizon Asset Securities Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (a) its Class A-1 Mortgage Pass-Through Certificates, Series 2006-RE2 (the “Publicly-Offered Certificates”) to UBS Securities LLC (“UBS”), pursuant to an underwriting agreement dated as of September 26, 2005 (the “Underwriting Agreement”), as supplemented by a terms agreement thereto dated as of May 26, 2006, each by and among First Horizon Home Loan Corporation, a Kansas corporation (“First Horizon”), the Company and UBS. The Publicly-Offered Certificates will be created pursuant to a pooling agreement dated as of May 1, 2006 (the “Pooling Agreement”), by and among the Company, as Depositor, First Horizon, as Master Servicer, and The Bank of New York, as Trustee, and the Publicly-Offered Certificates will evidence the entire beneficial ownership interest in a trust fund, the assets of which will consist primarily of a portion of the outstanding class certificate balance of a class of mortgage pass-through certificates previously issued by First Horizon Alternative Mortgage Securities Trust 2005-FA2.

The Publicly-Offered Certificates have been registered by means of a Registration Statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), under File No. 333-132046 which Registration Statement was declared effective by the Securities and Exchange Commission on May 4, 2006 (such Registration Statement herein called the “Registration Statement”). We have participated in the preparation of the Registration Statement with respect to the Publicly-Offered Certificates and the Prospectus dated April 20, 2006 (the “Base Prospectus”), and the related Prospectus Supplement dated May 26, 2006 (the “Prospectus Supplement”), which Base Prospectus and Prospectus Supplement will be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 under the Securities Act (the Base Prospectus and the Prospectus Supplement, collectively, the “Prospectus”).

In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement, the Prospectus and of such other instruments and documents as we have deemed necessary to review as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted as copies.

First Horizon Asset Securities Inc.
May 26, 2006

Based upon the foregoing and in reliance thereon, we are of the opinion that the Publicly-Offered Certificates will represent a beneficial interest in a trust constituting a grantor trust under subpart E, Part I of Subchapter J of chapter 1 of subtitle A of the Internal Revenue Code of 1986, as amended, and will also represent the right to receive a pro rata portion of the Underlying Yield Supplement Amount (as defined in the Prospectus Supplement) and the Yield Supplement Amount (as defined in the Prospectus Supplement).

Our opinion is based upon our interpretations of current law, including court authority and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinion is intended to be implied or may be inferred beyond that expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matters addressed therein will be properly presented to the applicable court. We must note that our opinion represents merely our best legal judgment on the matter presented and that others may disagree with our conclusion. Our opinion is not binding on the Internal Revenue Service or any court and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

First Horizon Asset Securities Inc.
May 26, 2006

We consent to the use and incorporation by reference of this opinion in the Registration Statement. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We express no opinion as to the laws of any jurisdiction other than the laws of the United States.

Respectfully submitted,

/s/ Andrews Kurth LLP